UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2008

TORRENT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-19949	84-1153522
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

One SW Columbia Street, Suite 640 Portland, Oregon 97258 (Address of principal executive offices)
(503) 224-0072
(Registrant's telephone number, including area code)

No Change (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

As a result of its decision to file a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), as described in Item 1.03 below, on May 30, 2008, Torrent Energy Corporation (the “Company”) exercised its right to terminate the Amended and Restated Engagement Letter, dated as of February 15, 2008, by and between the Company and Gordian Group, LLC (the "Engagement Letter").  Pursuant to the terms of the Engagement Letter, either party had the right to terminate with or without cause upon written notice to the other party.  Under the terms of the Engagement Letter, the Company remains liable for the transaction fees (as defined in the Engagement Letter and described in the Current Report on Form 8-K filed with the Commission on February 22, 2008) payable or accrued and expenses incurred prior to termination of the Engagement Letter.  The Engagement Letter further provides for the payment of the transaction fees upon the Company's entering into certain financial transactions, as specified in the Engagement Letter, within twelve months of the termination of the Engagement Letter.

Item 1.03    Bankruptcy or Receivership.

On June 2, 2008, the Company commenced Chapter 11 Case No. 08-32638 (the “Borrower’s Case”) by filing a voluntary petition for reorganization under the Bankruptcy Code, with the United States Bankruptcy Court for the District of Oregon (the “Bankruptcy Court”).  Each of Methane Energy Corp. and Cascadia Energy Corp. (together, and collectively with the Company, the "Debtors"), the Company's subsidiaries, commenced a case under Chapter 11 of the Bankruptcy Code on the same day (such cases, together with the Borrower’s Case, the “Chapter 11 Cases”).  The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

The Company expects to file its Plan of Reorganization (the "Plan") with the Bankruptcy Court shortly.  The Plan is expected to include a senior secured super-priority debtor in possession credit and guaranty agreement, pursuant to which the Company will obtain financing for working capital and other approved uses (the "DIP Credit Agreement"), and a rights offering, under which the shareholders of the Company will have the opportunity to purchase a minimum of $2.0 million of additional new equity (the "Rights Offering"), subject to Bankruptcy Court approval and other conditions.

Forward Looking Statements

This report contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, particularly those statements regarding the proposed Plan of Reorganization and those preceded by the words “believes,” “expects,” “estimates,” “anticipates,” “will” or words of similar import are statements of management’s opinion.  These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual results may vary materially from those expressed or implied from the statements herein.  Factors that might cause such a variance include the effects of the Chapter 11 filing, the ability of the Company to continue to operate its business and maintain adequate liquidity and the uncertainty of the approval of the Plan of Reorganization.  For example, although the Company anticipates entering into the DIP Credit Agreement and the Company anticipates conducting a Rights Offering, there is no assurance that the Bankruptcy Court will approve the Plan of Reorganization, including the DIP Credit Agreement and/or the Rights Offering, or that certain other conditions to the DIP Credit Agreement or conditions to Rights Offering will be satisfied.  These and other risks are or will be detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.  More detailed information about risk factors that may affect the Company's actual results is set forth in filings by the Company with the SEC on Forms 10-K, 10-Q and 8-K, including the amended annual report on Form 10-K filed by the Company on February 25, 2008.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this communication.  Except as required by law, we undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Item 2.04    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company is party to an Investment Agreement, dated as of June 28, 2006 (the "Investment Agreement"), with YA Global Investments, L.P., formerly Cornell Capital Partners, L.P., ("YA Global") pursuant to which the Company issued to YA Global  25,000 shares of Series E Convertible Preferred Stock.  On June 1, 2008, the Company failed to make a mandatory redemption payment required under the terms of the Investment Agreement and related transaction documents.  Pursuant to the terms of the Investment Agreement and related transaction documents, each of (i) the failure to make such payment, and (ii) the commencement of the Chapter 11 Cases, constitutes an Event of Default, upon which YA Global may require the Company to redeem all or any portion of its Series E Preferred Shares.  As previously disclosed in the Company's current report on Form 8-K filed with the Commission on February 14, 2008, YA Global has already demanded that the Company redeem all of YA Global's shares of Series E Convertible Preferred Stock for the full liquidation amount, plus accumulated and unpaid dividends thereon, in the aggregate amount of $22,491,147.

On May 15, 2008, the Company executed a short-term promissory note in the amount of $207,854 (the "Note") in favor of YA Global, due June 5, 2008.  Pursuant to the terms of the Note and related documents, the Company's failure to make the mandatory redemption payment required under the terms of the Investment Agreement constitutes an Event of Default under the Note and related documents, upon which YA Global may declare all obligations outstanding under the Note immediately due and payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

Date: June 2, 2008	By:	/s/ Peter J. Craven
Peter J. Craven
Chief Financial Officer